Exhibit 4.6

Certain information in this document, marked by [***], has been excluded because it is not material and is the type of information that the registrant treats as private or confidential.

Schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

PURCHASE AND SALE AGREEMENT CERTAIN DEFINED TERMS:

BROKERS:	None.
BUYER:	The Steel Vessel Corporation, a Delaware corporation (its successors or assigns) Via Iazzitiello 55 70029 Santeramo in Colle (BA) Italy Attn: Pasquale Natuzzi Email: [***]
BUYER’S COUNSEL:	Moore & Van Allen PLLC 100 N. Tryon Street, Suite 4700 Charlotte, NC 28202-4003 Attn: Paul A. Arena Email: [***] (Notices to Buyer’s counsel to be sent via email)
CLOSING DATE:	No later than March 31, 2025.
EFFECTIVE DATE:	The date the last of Buyer and Seller execute this Contract, as indicated on the signature page(s).
TITLE COMPANY:	A title insurance company selected by Buyer.
INSPECTION PERIOD:	The period beginning on the Effective Date and ending at midnight EST on the November 17, 2024.
EARNEST MONEY:

Three Million Eight Hundred Thousand and 00/100 U.S. Dollars (US$3,800,000). The Earnest Money was previously deposited with Seller pursuant to that certain Binding Letter of Intent for Purchase dated October 17, 2024 between Seller and Buyer (as assignee of Pasquale Natuzzi). The Earnest Money shall remain refundable to Buyer during the Inspection Period. If Buyer does not terminate this Contract (as hereinafter defined) prior to the expiration of the Inspection Period, then the Earnest Money shall become non-refundable to Buyer, except as otherwise provided herein, but shall be applicable against the Purchase Price at Closing.

LAND:	151 West High Avenue, High Point, Guilford County, North Carolina 27260, Tax Parcel Number 171401, containing approximately 0.80 acre. The Land is depicted and described on Exhibit A attached hereto.
PURCHASE PRICE:	Twelve Million One Hundred Thousand and 00/100 U.S. Dollars (US$12,100,000.00)
SELLER:	Natuzzi Americas, Inc., a North Carolina corporation 151 W. High Avenue High Point, NC 27260 Attn: Cristiano Liuzzi, Chief Financial Officer Email: [***]
SELLER’S COUNSEL:	None.

This cover page (the “Contract Cover Page”) and the Defined Terms set forth above are hereby incorporated into and made a part of this Purchase and Sale Agreement, but they are subject to the more detailed provisions set forth in this Purchase and Sale Agreement.

THIS PURCHASE AND SALE AGREEMENT (this “Contract”) is made as of the Effective Date by and between Seller and Buyer.

STATEMENT OF PURPOSE

Seller is the fee simple owner of the Land. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Land together with (a) all buildings, structures and other improvements located thereon (the “Improvements” and together with the Land, the “Real Property”); (b) all rights, privileges and easements appurtenant thereto, including, if applicable, all water and sewer rights, rights of way, roadways, roadbeds and reversions and other appurtenances to the aforesaid land; and (c) all (i) mechanical systems and related equipment owned by Seller attached to the Improvements, including, but not limited to, elevators, escalators, electrical systems, plumbing systems, heating systems and air conditioning systems,

(ii) the business records owned by Seller pertaining to such Real Property to the extent in Seller’s possession and reasonably available, and (iii) all advertisements, structures, equipment, lighting and all other material that is the property of the Seller (collectively, the “Personal Property”); and all of Seller’s right, title and interest in, to and under all (i) assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Property, (ii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller as owner of the Property or pertaining to the Property, and (iii) architectural and civil plans, specifications, surveys, reports and drawings relating to the Property (to the extent in Seller’s possession or control) (collectively, the “Intangible Property”, and together with the Real Property and Personal Property collectively, the “Property”).

NOW, THEREFORE, incorporating the Defined Terms set forth on the Contract Cover Page and in consideration of the mutual promises and covenants contained in this Contract, the parties agree as follows:

1.
Purchase and Sale of Property. Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property pursuant to this Contract. Seller warrants and represents that it has the right, authority and power to enter into this Contract and to perform its obligations hereunder.
2.
Earnest Money. The Earnest Money shall be applicable against the Purchase Price at Closing.
3.
Purchase Price. The balance of the Purchase Price (subject to adjustments described herein) shall be delivered by wire transfer at Closing.
4.
Seller’s Due Diligence Deliveries. Within three (3) days following the Effective Date, Seller shall deliver to Buyer, at no cost to Buyer, copies of the following information and documentation related to the Property (to the extent available, in Seller’s possession or control or reasonably obtainable by Seller) (“Due Diligence Deliveries”):

(a)
Environmental reports (including, without limitation, the most recent Phase I environmental site-assessment);
(b)
Surveys, plats, site plans and topographical maps;
(c)
Traffic studies, soil reports, geotechnical and engineering reports;
(d)
(Re)zoning and land-use information, including any ongoing or recent rezoning applications;
(e)
Title insurance policies (including the most recent policy) and the corresponding title exception documents;
(f)
Easements, restrictive covenants or the like;
(g)
Tax assessments and documentation regarding any tax appeals for the last three (3) years; and
(h)
Any other agreements, contracts or other material information affecting or related to the Land.

Any Due Diligence Deliveries received or delivered by Seller after the Effective Date shall be delivered to Buyer within three (3) days following Seller’s receipt of same.

5.
Inspection.
(a)
Right of Entry. Prior to the earlier of the termination of this Contract or Closing, Buyer shall be entitled to inspect, evaluate and perform such investigations, surveys, inspections, tests and studies on the Property (including, without limitation, environmental inspections, property surveys, title examinations, geotechnical reports and related investigations and reports) as Buyer deems necessary to determine, in Buyer’s sole discretion, if the Property is acceptable to Buyer.
(b)
Termination During Inspection Period. If Buyer determines in its sole discretion that, for any or no reason, the Property is not acceptable to Buyer and provides written notice to Seller on or before the end of the Inspection Period that Buyer elects to terminate this Contract, then this Contract shall terminate and Buyer shall receive an immediate return of the Deposit. Upon such termination, neither party shall have any further rights or obligations hereunder except for Buyer’s obligations in Section 5(c).
(c)
Property Restoration;. If this transaction does not close, then Buyer shall restore the Property to a reasonably neat and presentable condition free from damage to the Property caused by Buyer’s inspections or tests.

6.
Review of Seller’s Title; Objection Matters. During the Inspection Period, Buyer may obtain at its expense from the Title Company a current ALTA Commitment for Title Insurance (“Title Commitment”) issued by the Title Company. Any title exceptions which are set forth in the Title Commitment (other than Unpermitted Exceptions as defined below and so- called “standard exceptions” to be deleted by the Title Company upon the delivery of the deed and other closing documents as described in Section 15 below) shall, absent Buyer’s objection as described below, be deemed to be permitted exceptions to the status of Seller’s title (such encumbrances, exceptions or other matters, together with only such other matters which are approved by Buyer in writing, shall be referred to as the “Permitted Exceptions”). Additionally, the Leases (as defined below) and the Appreciation Fee Covenant (as defined below) shall be deemed to be Permitted Exceptions. Any matters affecting the title to the Property which arise after the Effective Date of this Contract which are not approved in writing by Buyer shall be known as “Unpermitted Exceptions”. Additionally, each financial encumbrance such as a mortgage, deed of trust, or other attachment, judgment, lien for delinquent taxes, mechanic’s or materialmen’s lien, and each other monetary lien (collectively, “Financial Encumbrances”) which is outstanding against the Property, or any part thereof, shall automatically, and without any requirement for Buyer to provide notice thereof to Seller, be deemed an Unpermitted Exception. Any Financial Encumbrance which encumbers: (i) any access easement, right of way, or other easement appurtenant to the Property; or (ii) any declaration of restrictions or similar document which benefits or burdens the Property shall also be deemed an Unpermitted Exception until it is subordinated to the declaration, access easement, right of way, or other easement appurtenant to the Property. Seller hereby covenants to remove from or satisfy on the public record any and all Unpermitted Exceptions on or before the Closing Date, and Seller agrees that funds otherwise payable to Seller at Closing may be used to satisfy or remove any of such Unpermitted Exceptions.

Any title or non-title matters affecting the Property that Buyer objects to by written notice to Seller during the Inspection Period are called “Objection Matters.” Within the seven (7) day period following Buyer’s notice to Seller of any Objection Matters, Seller shall notify Buyer in writing (the “Seller’s Response”) whether Seller will cure the Objection Matters. If Seller (A) notifies Buyer that Seller will not cure one or more of the Objection Matters, or (B) fails to timely notify Buyer of Seller’s intentions with respect to any Objection Matters, then Buyer may either (i) accept title at Closing subject to any such outstanding Objection Matters, in which case each of such Objection Matters shall be deemed Permitted Exceptions, (ii) preserve this Contract in effect subject to those Objection Matters being cured by a date required by Buyer, or (iii) terminate this Contract by written notice to Seller on or before five (5) days after the occurrence of (A) or (B) above and upon such termination Buyer shall receive a return of the Deposit. Buyer’s failure to timely terminate the Contract shall be deemed Buyer’s waiver of such objections in accordance with subpart (i) above. Buyer shall have the right at any time to waive any Objection Matters by written notice to Seller.

7.
Survey. Buyer may, at its expense, cause a boundary survey (the “Survey”) to be made by a surveyor selected by Buyer. If a Survey is obtained by Buyer, then, at Closing, Seller’s special warranty deed to Buyer shall convey the Property pursuant to the legal description of the Property derived from the deed(s) of the Property to Seller and Seller will also, upon Buyer’s request, provide Buyer with a non-warranty deed conveying the Property based upon the legal description derived from the Survey.
8.
Covenants Prior to Closing. From and after the Effective Date, Seller agrees that Seller shall not, without Buyer’s written consent (i) alter or permit waste upon the Property; (ii) convey any interest in the Property, including any leases, easements or rights of way, or enter into any contracts to convey an interest in the Property, including any new leases, easements or rights of way; (iii) encumber the Property with restrictive covenants or alter the existing zoning or entitlements applicable to the Property or amend any existing easements or restrictions applicable to the Property, except as otherwise expressly provided herein; or (iv) move or demolish any existing Improvements or any other buildings or other structures located on the Property.
9.
Representations and Warranties. Seller hereby represents and warrants to Buyer the following:
(a)
Title; Authority. Seller owns fee simple title to the Property, and Seller has the right, power and authority to fulfill its obligations under this Contract, subject to any exceptions listed in the title commitment delivered by Seller to Buyer and to any exceptions that may be shown on the Title Commitment. The execution, delivery and performance of this Contract and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained.
(b)
There are no leases or other occupancy or use agreements (whether oral or written) affecting the Property to which Seller is a party in effect on the Effective Date, except those listed on Exhibit B attached hereto (collectively, the “Leases”).
(c)
Other Agreements; Litigation. The Property is not subject to any currently-effective agreement which would survive Closing other than the Permitted Exceptions, and neither Seller nor the Property is subject to any claim, demand or litigation which is (i) pending, (ii) to the knowledge of Seller threatened, and which would bind Buyer or the Property or adversely affect the use of the Property as it currently is used, (iii) could result in a lien, encumbrance or restriction on the Property or (iv) would impair Seller’s right or ability to consummate the sale of the Property to Buyer. There are no brokerage agreements or management agreements (whether oral or written) affecting the Property. Exhibit C attached hereto lists all maintenance, repair, service, pest control and similar contracts (including but not limited to janitorial, elevator and landscaping agreements), and all other contracts pursuant to which services or goods are provided to the Property (collectively, the “Service Contracts”) in effect on the Effective Date. Seller is not in breach or default under any of the Service Contracts.

(d)
Takings. Neither Seller nor its agents have received any notice from any governmental authority of any taking of all or any portion of the Property, and to the knowledge and belief of Seller, no such taking is threatened or contemplated.
(e)
Taxes. There are no taxes arising out of the conduct of Seller’s businesses or operation and management of the Property which are or may become a lien against the Property. To Seller’s knowledge, the Property is not currently undergoing re-valuation or appeal for tax purposes.
(f)
Assessments. Prior to Closing all charges and assessments (other than ad valorem taxes for the current year) affecting the Property, whether or not due and payable prior to the Closing, shall have been paid.
(g)
Compliance With Laws; Property Condition. To the best of Seller’s knowledge, (A) there are no known violations of any federal, state or local laws and regulations (including environmental laws and regulations) with respect to the Property, and (B) there are no burial pits, buried waste, cemeteries, endangered plants or animals or underground or above- ground storage tanks or Hazardous Substances located on, in or under the Property or used in connection therewith. Seller agrees to notify Buyer in writing immediately if Seller becomes aware of any of the foregoing matters affecting the Property or any parcels adjoining the Property. “Hazardous Substances” shall include any substances, materials or wastes which are or become defined as hazardous or toxic or regulated by, or otherwise give rise to liability under, any applicable local, state or federal law, including but not limited to those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101), and also including without limitation substances that are (i) petroleum or petroleum byproducts, (ii) asbestos, mold or microbial matter (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sec. 1251, et. seq. (33 U.S.C. Sec. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Sec. 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et. seq. (42 U.S.C. Sec. 6903) or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601, et. seq. (42 U.S.C. Sec. 9601).
(h)
Notices. Seller has received no notices from public or private authorities alleging any defaults under any agreements applicable to Seller or the Property or alleging that any portion of the Property or improvements thereon fail to comply with applicable laws.
(i)
Entitlements. Seller has not initiated or participated in any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Land that is ongoing.

(j)
Bankruptcy. Seller is not involved, whether voluntarily or otherwise, in any bankruptcy, reorganization or insolvency proceeding.
(k)
Anti-Terrorism and Money Laundering Laws. Seller is in compliance with all federal, state, municipal, and local laws, statutes, codes, ordinances, orders, decrees, rules, or regulations relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, known as the "Patriot Act"), and the regulations of the Office of Foreign Assets Control and is not a Prohibited Person under the Anti-Terrorism Laws.

Seller shall indemnify, defend (through counsel acceptable to Buyer), and hold Buyer harmless from and against all damages (including, but not limited to, natural resource damages), penalties, fines, claims, liens, suits, liabilities, costs (including, but not limited to, investigative, remediation and/or clean-up costs), losses (including losses on account of the diminution in the value of the Property), judgments and expenses (including attorneys’, consultants’ or experts’ fees and expenses) suffered by or asserted against Buyer as a direct or indirect result of any warranty or representation made by Seller in this Contract being false or untrue in any respect. Seller’s indemnification obligation hereunder shall not be limited by the terms of any other provisions of this Contract.

All representations and warranties of Seller contained in this Contract shall remain true through Closing (and shall be deemed to have been re-made as of Closing), and such representations and warranties shall survive Closing. If Seller has or acquires knowledge of any facts rendering any of the foregoing representations and warranties false at any time prior to Closing, Seller shall immediately notify Buyer in writing of such facts.

10.
Conditions to Buyer’s Obligations. Buyer’s obligations and liabilities hereunder are conditioned upon the satisfaction of each of the following conditions on or before (and continuing through) the Closing Date, any of which may be waived by Buyer:
(a)
Ratification of Representations and Warranties. Seller has performed all of its obligations under this Contract, has not violated any covenants set forth in this Contract and all representations and warranties of Seller set forth in this Contract shall be true and correct as of the Closing Date.
(b)
No Adverse Changes. No adverse changes have occurred with respect to the physical condition of the Property or the status of any other matters evaluated by Buyer during the Inspection Period.
(c)
Seller Performance. Seller shall not be in default in the performance of its obligations under this Contract beyond any applicable notice and cure period (including, without limitation, those set forth in Section 18).

(d)
Title. Seller shall have cured all Objection Matters that Seller agreed to cure in Seller’s Response. Buyer is able to obtain an owner’s policy of title insurance from the Title Company reasonably acceptable to Buyer, subject only to the Permitted Exceptions.
(e)
Master Lease. The parties shall have agreed upon the form of the Master Lease (as defined in Section 11 below).
(f)
Easement for Encroachment. Seller shall have obtained a City Easement (as defined below) on terms and conditions reasonably satisfactory to Buyer.

If any of the conditions to Buyer’s obligations set forth in this Section 10 above are not satisfied (or waived, as described above) on or before the Closing Date or if Buyer reasonably determines prior to the Closing Date that any of the conditions are not going to be satisfied on or before (and continuing through) the Closing Date, then Buyer may, upon written notice to Seller, either: (i) terminate this Contract and, if the unfulfilled condition is a result of Seller’s breach of this Contract, Buyer may pursue any rights and remedies available to it pursuant to Section 18 below; (ii) close the transaction and waive such unfulfilled condition or (iii) extend the Closing Date until the earlier of (x) the date that is ten (10) business days following the date all conditions to Buyer’s obligations set forth in this Section 10 shall have been satisfied and (y) the date that is ninety (90) days following the scheduled Closing Date. If Buyer terminates this Contract due to the failure to fulfill the condition described in Section 10(f) above, then Seller shall return the Earnest Money to Buyer.

11.
Leases; Service Contracts; Encroachment.
(a)
Seller shall not assign the Leases to Buyer at Closing, and Buyer shall not assume the obligations of Seller under the Leases at Closing. Neither the rents nor any security deposits under the Leases shall be prorated or adjusted between the parties at Closing. Seller shall remain the landlord under the Leases.
(b)
Prior to Closing, the parties shall negotiate in good faith as to the form of a master lease of the Property between Buyer, as landlord, and Seller, as tenant (the “Master Lease”), which the parties shall execute at Closing. Without limitation of the foregoing, the Master Lease shall provide that Seller, as tenant, shall be responsible for all costs and expenses related to the Property, and the rent payable under the Master Lease shall be a net return to Buyer, as landlord. The Master Lease shall provide that Seller shall remain the Landlord under the Leases, and shall be entitled to all rents received from the tenants under the Leases during the term of the Master Lease.
(c)
Buyer shall not assume any Service Contracts at Closing, and Seller shall remain solely responsible for any fees, costs, and expenses due and payable thereunder prior to or after Closing.
(d)
[***]

12.
Eminent Domain. If Seller obtains knowledge of any condemnation proceedings affecting the Property, Seller shall immediately notify Buyer of such proceedings. If, prior to Closing, all or any portion of the Property is taken by condemnation, or if condemnation proceedings are commenced or threatened, Buyer may, by written notice to Seller, either (i) terminate this Contract and receive an immediate return of the Deposit or (ii) proceed with Closing pursuant to the Contract whereupon Buyer shall be entitled to all compensation on account of the condemnation and Seller shall not consent to any settlement of the condemnation action absent Buyer’s written approval.
13.
Closing. The closing (the “Closing”) shall be conducted via escrow on the Closing Date. The Purchase Price (subject to prorations and adjustments pursuant to the terms of this Contract) shall not be released to Seller from escrow prior to such time as title is updated, the Title Company has confirmed in writing that the title is in the condition required by this Contract, and the deed is recorded.
14.
Closing Costs/Proration.
(a)
Transfer Taxes. Seller shall pay for the preparation of the required special warranty deed, the non-warranty deed (if requested hereunder), for any necessary releases (and the cost of recording such releases) and for North Carolina transfer taxes and excise stamps.
(b)
Title and Survey. Buyer shall pay for its title insurance policy, its survey and costs associated with its development plans. The parties shall share equally any escrow and disbursement fees charged by the settlement agent. Except as stated herein each party will bear its own expenses, including its own attorneys’ fees.
(c)
Private Assessments and Real Estate Taxes. Seller shall pay in full prior to or at Closing all private assessments, real estate ad valorem taxes on the Land for the year during which Closing occurs, personal property taxes, and any special assessments against the Land (collectively, “Impositions”) that are due and payable prior to or at Closing. Pursuant to the Master Lease, Seller, as tenant, shall be responsible for payment of all Impositions that are due and payable after Closing during the term of the Master Lease.
(d)
Utility and Other Expenses. Seller shall be responsible for payment of all utility and other expenses, charges, liens, assessments, (whether or not confirmed) bills, or trade accounts, operating expenses, and all fees, commissions, assessments, taxes and expenses payable in connection with the management or operation of the Land (collectively, “Operating Expenses”) prior to or at Closing. Pursuant to the Master Lease, Seller, as tenant, shall be responsible for payment of all Operating Expenses payable after Closing during the term of the Master Lease.
(e)
Service Contracts. All fees, costs and expenses payable under Service Contracts shall be the sole obligation of Seller.

All adjustments under this Section shall be made against the Purchase Price.

15.
Closing Deliveries. At Closing, Seller shall execute and deliver the following documents:
(a)
Special warranty deed conveying to Buyer good and marketable fee simple title to the Property, insurable by the Title Company at standard rates, free and clear of all parties in possession, liens and encumbrances except for the Permitted Exceptions, and if requested by Buyer under Section 7, a non-warranty deed conveying the Property based upon the legal description derived from the Survey. Without limitation, the foregoing special warranty deed shall convey the Property subject to the Appreciation Fee Covenant (as defined below).
(b)
A lien and possession affidavit on the Title Company’s standard form executed by Seller and such contractors and material suppliers as required by the Title Company to insure Buyer’s title without exception for mechanic’s or materialmen’s liens or parties in possession other than the tenants under the Leases.
(c)
A Bill of Sale and Blanket Assignment (the “Assignment”) dated as of the Closing Date in the form attached hereto as Exhibit D.
(d)
A non-foreign affidavit.
(e)
A Settlement Statement.
(f)
Substitute Form 1099.
(g)
Confirmation acceptable to Buyer and the Title Company that the persons executing the deed and other closing documents are authorized to do so.
(h)
A closing statement consistent with the terms of this Contract.
(i)
The Master Lease.
(j)
Such other documents as may be reasonably requested by Buyer or the Title Company.

16.
Appreciation Fee Covenant. In the event that Buyer acquires the Property and sells the Property to an unaffiliated third party within 365 days following Closing (a “Third Party Sale”), Buyer shall remit to Seller, in U.S. dollars, the amount, if any, by which Buyer’s Net Sale Proceeds (as defined below) exceed Buyer’s Net Acquisition Cost (as defined below). As used herein, “Buyer’s Net Sale Proceeds” means the gross proceeds received by Buyer from the Third Party Sale, (i) less all costs incurred by Buyer in connection with the Third Party Sale, and (ii) less all taxes incurred by Buyer in connection with the Third Party Sale, including without limitation transfer taxes and tax on capital gains. As used herein, “Buyer’s Net Acquisition Cost” means the gross purchase price paid by Buyer to Seller for the Property, (a) plus all costs incurred by Buyer in connection with the purchase of the Property from Seller, and (b) plus all taxes incurred by Buyer in connection with the purchase of the Property from Seller. Prior to making any remittance, the Buyer will give effect to any variation in the U.S. Dollar/Euro exchange ratio between Closing and the Third Party Sale, thereby eliminating profits from any Third Party Sale that are purely a reflection of the strengthening of the U.S. Dollar relative to the Euro. The covenants set forth in this Section 16 shall be referred to herein as the “Appreciation Fee Covenant”, and shall be included in the special warranty deed delivered by Seller at Closing as a covenant that runs with title to the Property and expires 365 days after Closing.
17.
Brokerage Commission. Seller and Buyer each represent and warrant to the other that no broker or real estate agent was involved in this transaction on its behalf. Seller and Buyer shall each indemnify and hold harmless the other from and against any and all losses arising out of any alleged brokerage commission, fee or other compensation with respect to the Property based upon a brokerage agreement alleged to have been made by the indemnifying party.
18.
Seller’s Default/Buyer’s Remedies. If Seller fails or refuses to convey the Property in accordance with the terms of this Contract or otherwise fails to perform its obligations hereunder within ten (10) days following written notice of such default, then Buyer shall have the right to (i) terminate this Contract and receive a return of the Deposit, and Seller shall reimburse Buyer within fifteen (15) days following written notice for the costs and expenses incurred by Buyer in connection with this Contract (including, without limitation, costs to negotiate and prepare this Contract, to perform any due diligence on the Property) or (ii) waive Seller’s default or breach and proceed to Closing, or (iii) pursue an action for the specific performance of this Contract. Nothing herein shall limit Buyer’s remedies with respect to Seller’s obligations that survive Closing or termination of this Contract. Notwithstanding the foregoing or any other provision in this Contract to the contrary, if the remedy of specific performance is not available or effective because of Seller’s acts or omissions, then, in addition to its remedies as set forth elsewhere in this Contract, Buyer shall be entitled to pursue all other available rights and remedies against Seller as a result of such default, including all damages suffered by Buyer.

19.
Buyer’s Default/Seller’s Remedies. If Buyer fails to perform its obligations hereunder within ten (10) days following written notice of such default, then Seller may terminate this Contract and retain, as full liquidated damages, $60,500.00 of the Deposit (it being agreed that Seller’s damages in the event of a default by Buyer would be difficult to estimate precisely and $60,500.00 constitutes the parties’ best estimate of such damages), in which event Seller promptly shall return to Buyer the balance of the Deposit (less the $60,500.00 retained by Seller). Seller’s termination of this Contract and retention of $60,500.00 of the Deposit shall be the sole and exclusive remedies of Seller. Upon any such termination and the return of the Deposit to Buyer, less the $60,500.00 retained by Seller, neither party shall have any further rights or obligations regarding this Contract other than those that expressly survive termination.
20.
Possession. Seller shall deliver complete and exclusive possession of the Property to Buyer at Closing, subject only to the Permitted Exceptions (including without limitation the Leases and possession of portions of the building located on the Property by the tenants under the Leases) and possession of the Property by Seller pursuant to the Master Lease.
21.
Miscellaneous.
(a)
Applicable Law; Extension of Time For Performance. This Contract shall be governed by and construed in accordance with the laws of the state in which the Property is located. If the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Contract shall expire on a day other than a business day, such time period shall be extended automatically to the next business day.
(b)
Entire Agreement. This instrument contains the entire understanding and agreement between the parties hereto and all prior or contemporaneous oral or written agreements or instruments are merged herein and no amendment to this Contract shall be effective unless the same is in writing and signed by both parties hereto. Both parties have participated in drafting and negotiating this Contract and no interpretive presumption shall be drawn against either party by virtue of its role in drafting this Contract.
(c)
Counterparts; Electronic Signatures. This Contract may be executed in duplicate counterparts or through the execution of counterpart signature pages, which together shall constitute one agreement. Executed counterparts or counterpart signature pages delivered by email or DocuSign shall constitute originals.
(d)
Binding Effect. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
(e)
Assignment. Buyer may assign this Contract, without Seller’s consent, so long as such assignee assumes Buyer’s obligations hereunder in writing, and upon such assignment Buyer shall be released of any liability hereunder. Seller may not assign its rights in this Contract without Buyer’s approval.

(f)
Risk of Loss. The risk of loss or damage to the Property shall remain on the Seller until Closing. Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Property between the date hereof and the Closing Date. If, prior to the Closing Date, there shall occur damage to the Property caused by fire or other casualty that would materially, adversely impact Buyer’s use of the Property, then Buyer may at its option terminate this Contract by written notice to Seller and receive an immediate return of the Deposit. If Buyer does not elect to terminate this Contract, then the Closing shall take place as provided herein, Seller shall assign to Buyer all rights to insurance proceeds and claims available as a result of such destruction or damage, Seller shall pay to Buyer at Closing the applicable deductible amount under Seller’s insurance policies, and Buyer shall purchase the Property subject to such destruction or damage. “Casualty” for purposes of this Section 21(f) shall include a release or spill of any Hazardous Substance under or upon the Property, or any other environmental contamination event that affects the Property.
(g)
Survival. Notwithstanding Sections 17 and 18 above, should Closing occur and there is a default with regard to a provision herein which survives Closing, then the non-defaulting party shall have the right to pursue an action for damages following Closing.
(h)
Notices. Any notice or other communications required, permitted, or contemplated by this Contract must be in writing and shall be addressed as hereinafter provided and either (i) sent by United States Mail, postage prepaid, registered or certified mail, return receipt requested, in which case the notice shall be deemed delivered on the date it is accepted or rejected by the addressee; (ii) sent by overnight delivery using a nationally recognized overnight courier, in which case the notice shall be deemed delivered on the date it is accepted or rejected by the addressee; (iii) sent by email, in which case notice shall be deemed delivered upon confirmed transmission of such notice; provided that a hard copy of the email transmission is also forwarded as set forth in (i) or (ii) of this subsection; or (iv) sent by personal delivery, in which case the notice shall be deemed delivered on the date it is accepted or rejected by the addressee. Either party may change its address by giving the other party five (5) days advance written notice of such change. For the purposes of notice, the addresses of the parties shall be as set forth on the Contract Cover Page and any notices to a party shall be simultaneously sent to such party’s counsel reflected on the Contract Cover Page in same manner as described above and any notices to a party shall be simultaneously sent to such party’s counsel reflected on the Contract Cover Page in same manner as described above.
(i)
Time of the Essence. Time is of the essence with respect to all dates and time periods set forth in this Contract. For purposes of this Contract, the term “Business Day” or “business day” means any day other than Saturday, Sunday and any federal legal holiday, or any day on which banking institutions in Charlotte, North Carolina or the county in which the Property is located, are obligated or authorized by law to close for the normal conduct of banking business.

22.
Attorney’s Fees. If either party brings a claim to enforce its rights under this Contract, then the non-prevailing party (as determined by the court) shall reimburse the prevailing party for the prevailing party’s reasonable attorney’s fees, court costs and expenses incurred in connection with such claim.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the Effective Date.

SELLER:

NATUZZI AMERICAS, INC.,

a North Carolina corporation

By: /s/ Ottavio Milano

Name: Ottavio Milano

Title: President Date: 3/25/25

BUYER:

THE STEEL VESSEL CORPORATION,

a Delaware corporation

By:

Name: Pasquale Natuzzi Title: President

Date:

BUYER:

THE STEEL VESSEL CORPORATION,

a Delaware corporation

By: /s/ Pasquale Natuzzi

Name: Pasquale Natuzzi Title: President

Date: 3/25/25

Signature Page to Purchase and Sale Agreement